Exhibit 45

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

2ND AMENDMENT TO THE TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF
OI S.A. AND TELEMAR PARTICIPAÇÕES S.A.
 EXECUTED ON FEBRUARY 19, 2014 AND AMENDED ON SEPTEMBER 8, 2014

AMONG

PORTUGAL TELECOM, SGPS S.A.

CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES

BRATEL BRASIL S.A.

AND TELEMAR PARTICIPAÇÕES S.A.

ANDRADE GUTIERREZ S.A.

JEREISSATI TELECOM S.A.

AND, AS INTERVENING PARTY,

OI S.A.

EXECUTED ON MARCH 31, 2015

2ND AMENDMENT TO THE TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF OI S.A. AND CORPCO EXECUTED FEBRUARY 19, 2014 AND AMENDED ON SEPTEMBER 8, 2014

By this instrument:

1.                            PORTUGAL TELECOM, SGPS S.A., a publicly traded corporation, with headquarters at Av. Fontes Pereira de Melo No. 40, in the City of Lisbon, Portugal, Legal Entity Registration No. 503 215 058, herein represented in accordance with its By-Laws, hereinafter referred to as “Portugal Telecom SGPS”;

2.                            CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES, enrolled as taxpayer under CNPJ/MF No. 19.445.247/0001-40, managed by BTG Pactual Serviços Financeiros S.A. DTVM, with headquarters at Praia de Botafogo, No. 501 — 5th floor, part, in the City and State of Rio de Janeiro, enrolled at CNPJ under No. 59.281.253/0001-23, hereinafter referred to as “FIA”;

3.                            BRATEL BRASIL S.A., a Brazilian corporation (sociedade anônima) with headquarters in the city of São Paulo, State of São Paulo, at Rua Cubatão, No. 320, 4th floor, suite 03, enrolled as taxpayer under CNPJ/MF No. 12.956.126/0001-13, herein represented in accordance with its By-Laws, hereinafter referred to as “BRATEL BRASIL”

4.                            TELEMAR PARTICIPAÇÕES S.A., a publicly traded corporation, with headquarters at Praia de Botafogo No. 300, 11th floor, suite 1101 (part), Botafogo, City and State of Rio de Janeiro, enrolled as taxpayer under CNPJ/MF No. 02.107.946/0001-87, herein represented in accordance with its By-Laws, hereinafter referred to as “Telemar Participações” or “Corpco”;

5.                            ANDRADE GUTIERREZ S.A., a Brazilian corporation (sociedade por ações), with headquarters in the city of Belo Horizonte, State of Minas Gerais, at Av. do Contorno No. 8.123, Cidade Jardim, enrolled as taxpayer under CNPJ/MF No. 17.262.197/0001-30, herein represented in accordance with its By-Laws, hereinafter referred to as “AG S.A.”; and;

6.                            JEREISSATI TELECOM S.A., a Brazilian corporation (sociedade por ações) with headquarters in the city of São Paulo, State of São Paulo, at Rua Angelina Maffei Vita No. 200, 9th floor, enrolled as taxpayer under CNPJ/MF No. 53.790.218/0001-53, herein represented in accordance with its By-Laws, hereinafter referred to as “JEREISSATI TELECOM”

individually also referred to as a “Party” or “Shareholder” and jointly referred to as the “Parties” or “Shareholders,”

and, as “Intervening Party,”

7.                            OI S.A., a Brazilian corporation (sociedade por ações) with headquarters in the City and State of Rio de Janeiro, at Rua do Lavradio No. 71, 2nd floor, Centro, enrolled as taxpayer under CNPJ/MF No. 76.535.764/0001-43, herein represented in accordance with its By-Laws, hereinafter referred to as “Oi.”

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WHEREAS:

I.                              On February 19, 2014 and on September 3, 2014, prior meetings of the shareholders of Corpco (“Prior Meetings”) were held, approving, among other measures, the integration of the shareholder bases of Oi and of Portugal Telecom SGPS into a single company, “Corpco,” the shareholder base of which would have been dispersed, the capital of which would have been divided into only one class of common shares traded on the Brazilian Stock, Commodities and Futures Exchange (“BMF&BOVESPA”), Euronext Lisbon and the NYSE, and the company would have adhered to the rules of corporate governance of the Novo Mercado section of the BMF&BOVESPA (the “Transaction”);

II.                         Given the delay in the schedule of the Transaction, prior meetings of Copco shareholders were held on the date hereof to approve the adoption of an alternative structure proposed by Oi, which enables the main goals of the Transaction to be performed in advance by adopting best practices in corporate governance and making the voting rights in Oi dispersed. In general terms, it consists of a proposal for voluntary exchange of Oi’s preferred shares into Oi’s common shares (in other words, subject to the discretion of the holder of preferred shares), at the exchange ratio of 0.9211 common shares for each preferred share issued by Oi, as well as the incorporation of the entities that hold direct or indirect interest in Oi. It also includes the key milestone of the incorporation of Corpco into and by Oi and its termination, in order to simplify Oi’s capital structure. This would permit the benefits of financial synergies to be realized, and the approval of the new bylaws of Oi, which includes limiting voting rights to a maximum of 15%, applicable to all shareholders of Oi, as contemplated by the Preliminary Steps, all in compliance with the provisions established in the prior meetings of the shareholders of Corpco, held on the date hereof (“Structure — Voluntary Exchange of PN’s”), retaining the final goal of a timely implementation of the transaction that will result in the migration of Oi to the Novo Mercado segment of the BM&FBOVESPA. Each one of the Preliminary Steps is conditioned to each other, such that the approval of each one of the steps assumes that all other steps are approved on the same date, jointly and inseparably;

III.                    Portugal Telecom International Finance BV, Portugal Telecom SGPS, Oi and Telemar Participações, on the date hereof, entered into the First Amendment to the Call Option Agreement (“Amendment to the Call Option Agreement”), the effectiveness of which is subject to the approval by the general meeting of Oi’s shareholders and, if applicable, by the Brazilian Securities Commission (“Comissão de Valores Mobiliários”); and

IV.                     In light of the aforementioned changes, the Parties wish to amend the Temporary Voting Agreement.

The PARTIES have agreed to enter into this 2nd Amendment to the Temporary Voting Agreement of the Shareholders of Oi S.A. and Corpco (the “2nd Amendment”), under the terms and for the purposes of article 118 of Law 6,404, of December 15, 1976 (the “Corporation Law”), as amended, under which shall be governed by the following clauses and conditions:

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CLAUSE I - AMENDMENT OF CLAUSE TWO

1.1                               The parties herein agree to amend Clause Two of the Temporary Voting Agreement, to provide for the adoption of the “Structure — Voluntary Exchange of PNs” (as defined below) and approval of the Amendment to the Call Option Agreement, as a result of which Clause Two shall now read as follows:

“CLAUSE II — STRUCTURE — VOLUNTARY EXCHANGE OF PNS AND AMENDMENT TO THE CALL OPTION AGREEMENT

2.1                               The Shareholders, irrevocably and irreversibly, hereby undertake to perform all necessary acts and to cooperate with the performance of all necessary acts by the other Parties and by Oi for the implementation of the Structure — Voluntary Exchange of PNs, including the Preliminary Steps (as defined in the prior meetings of Corpco shareholders), approved at the prior meetings of Corpco’s shareholders held on March 31, 2015 (which minutes and respective exhibits are part of Exhibit II of this 2nd Amendment to the Temporary Voting Agreement), as it may be detailed in the prior meetings of Corpco’s shareholders to be held to approve all corporate authorizations and agreements pertaining to the aforementioned Structure — Voluntary Exchange of PNs and to the Preliminary Steps.

2.2                               The Shareholders, irrevocably and irreversibly, hereby undertake to (i) attend Oi’s Extraordinary General Meetings to deliberate on the Structure — Voluntary Exchange of PNs, the Amendment to the Call Option Agreement and the Preliminary Steps (“Oi EGMs”); (ii) cause the members of Oi’s Board of Directors designated by them to attend the Oi Board of Directors meetings that will deliberate on the Structure — Voluntary Exchange of PNs, the Amendment to the Call Option Agreement and the Preliminary Steps (the “Oi RCA”); and (iii) vote and cause the members of Oi Board of Directors designated by them to vote, at the Oi EGMs as well as the Oi RCAs, favorably for the approval, without reservations, exceptions or restrictions, of the Structure — Voluntary Exchange of PNs, the Amendment to the Call Option Agreement and the Preliminary Steps by Corpco held on March 31, 2015 and regarding the Structure — Voluntary Exchange of PNs as it may be detailed in the prior meetings of Corpco’s shareholders to be held to approve all corporate authorizations and agreements pertaining to the aforementioned Structure — Voluntary Exchange of PNs and to the Preliminary Steps.

2.2.1                      Considering that the merger of Portugal Telecom SGPS by Corpco and the merger of Shares of Oi by Corpco will no longer be implemented, the Shareholders nevertheless undertake to continue pursuing the objective of integrating the shareholder bases of Oi and Portugal Telecom SGPS.

2.3                               In the event that, during the term of this Temporary Voting Agreement, any legal, arbitral or administrative remedy is determined, even if of a preliminary nature, in such manner that the Oi EGMs and/or the Oi RCAs cannot be held, or so that the effects of the approval of the Structure — Voluntary Exchange of PNs, the Amendment to the Call Option Agreement and the Preliminary Steps, or, in any manner so, that the effect or the scope of the Structure — Voluntary Exchange of PNs, the Amendment to the Call Option Agreement and the Preliminary Steps are affected or restricted, each one of the Shareholders hereby irrevocably and irreversibly agrees to take and cause Oi to take all necessary measures to remove, as soon as possible, the effects of such legal, arbitral or administrative remedies and implement the Structure — Voluntary Exchange of PNs, the Amendment to the Call Option Agreement and the Preliminary Steps.

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2.4                               The Chairman of the Oi EGMs and the Oi RCAs shall refrain from registering and calculating the votes cast in disagreement with this Temporary Voting Agreement, subject to the provisions by article 118, § 8 of Corporation Law.

2.5                               The Shareholders hereby further irrevocably and irreversibly undertake to exercise their voting rights in order to maintain the ordinary course of Oi’s business during the term of this Temporary Voting Agreement, and refrain from taking any measure or practice any act that affects or limits the effects or the scope of this instrument.  For the purposes of this Clause 2.5, “ordinary course of business” activities are considered to be those which, by their nature, purpose or manner of execution, are necessary for the achievement of Oi’s corporate purposes, considering the maintenance of its business at current levels, consistent with the past practices and guidelines determined by the corporate bodies and without any kind of interruption or delay

2.5.1                      Until the Preliminary Steps have been approved, the Shareholders hereby irrevocably and irreversibly undertake to keep the members of the Oi Board of Directors in their current positions on the date of the execution of this 2nd Amendment, instructing them to maintain the ordinary course of business of Oi.  In case of vacancy or resignation of any member of the Oi Board of Directors during the term of this Temporary Voting Agreement, the election of the substitute shall be made by Telemar Participações according to the rules provided in its Shareholders Agreement in force on this date for the election of the members of the Board of Directors, pursuant to the provisions under Clause IV.

2.6                               The Shareholders hereby undertake the firm, irrevocable and irreversible commitment to convert all their Oi preferred shares into common shares, at the exchange ratio of 0.9211 Oi common shares for each Oi preferred share, as approved in the prior meetings of Corpco’s shareholders held on March 31, 2015 (“Exchange”), and the commitment hereby undertaken is subject to adherence to the Exchange by the shareholders representing at least 2/3 of the preferred shares issued by Oi, considered, in this percentage, the Exchange (“Exchange Condition”).

2.7                               The Structure — Voluntary Exchange of PNs defined as Preliminary Steps in the minutes of the Corpco prior meetings held on March 31, 2015 are conditional on each other, such that the approval of these steps assumes the approval of all of them on the same date, jointly and severely.”

CLAUSE II - AMENDMENT OF CLAUSE IV

2.1                               Clause IV of the Temporary Voting Agreement ceases to be in force, in the light of the approval for the adoption of the Structure — Voluntary Exchange of PNs, which is the reason why the Parties have decided to remove it from the Temporary Voting Agreement, replacing it with the new Clause IV, which shall now read as follows:

“CLAUSE IV — OI’S BOARD OF DIRECTORS

4.1                               The Parties commit to elect the Board of Directors of Oi at the Oi EGM held to approve the Preliminary Steps, with its term until the date of the general meeting of Oi’s shareholders that will decide on the financial statements regarding the fiscal year ending on December 31, 2017, the nominees in item 3.2.2 (iv) of the Minutes of the Previous Meeting of Telemar Participações shareholders held on March 31, 2015.

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4.2                               The Parties commit to not require the adoption of the multiple vote procedure to elect the members of the Board of Directors of Oi provided for in item 4.1 herein above. However, if the shareholders not bound to this Temporary Voting Agreement require the adoption of the multiple vote procedure, pursuant to the provision in Article 141 in the Brazilian Corporation Law, the Parties shall exercise their voting rights in order to maximize the number of members in the Board of Directors of Oi that have the right to collectively nominate, including by adopting multiple votes, and, in this manner, the Parties shall always comply with the terms agreed upon to nominate the members of Oi’s board of directors in the Prior Meeting held on March 31, 2015.”

CLAUSE III - MODIFICATION OF CLAUSE VII

3.1                               The Parties agree to amend paragraph 7.2 of Clause VII of the Temporary Voting Agreement, which governs the effectiveness and the term of the Temporary Voting Agreement, so as to amend the term established therein, and to include the new items 7.2.1, 7.2.2 and 7.2.3, as a result of which it shall now read as follows:

“CLAUSE VII — EFFECTIVENESS AND TERM

7.2                               Except as provided in items 7.2.1, 7.2.2 and 7.2.3 below, this Temporary Voting Agreement shall remain in force until (i) the implementation of all the Preliminary Steps of the Oi EGMs; or (ii) October 31, 2015, whichever occurs first.

Notwithstanding the provision in item 7.2 herein above, the preferred shares held by Shareholders will remain bound to this agreement for the purposes of item 2.6 in Clause II and to the terms in item 3.1 in Clause III, until (i) October 31, 2015; and (ii) the end of the 30 (thirty) days’ deadline for the Exchange, in accordance with the provisions of the Structure — Voluntary Exchange of PNs.

7.2.2                     Notwithstanding the provisions under item 7.2 herein above, the Parties’ obligation to attend the Oi EGM that will decide on the Amendment to the Call Option Agreement and to vote in such meeting for the approval, without exceptions or restrictions, of the Amendment to the Call Option Agreement, will remain in force until the effective approval of the Amendment to the Call Option Agreement in such meeting

7.2.3                     Notwithstanding the provisions under item 7.2 herein above, the Parties’ obligation to attend the Oi EGMs that will decide on the Preliminary Steps and to vote in such meetings for the approval, without exceptions or restrictions, of the Preliminary Steps, will remain in force until the date such Oi EGMs are finished, in the event of a judicial or administrative order to suspend them or until Oi EGMs required to implement the Preliminary Steps are held, provided they are duly called for on or before September 30, 2015.”

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CLAUSE IV — GENERAL PROVISIONS

4.1                               Capitalized terms not expressly defined in this 2nd Amendment shall have the meaning attributed to them in the Temporary Voting Agreement and in its 1st Amendment

4.2                               Except for the changes introduced by this 2nd Amendment, further terms and conditions of the Temporary Voting Agreement and its 1st Amendment shall remain in effective and hereby ratified by the Parties.

4.3                               The terms and conditions of the 2nd Amendment shall benefit and irrevocably and irreversibly force the undersigned and their respective successors on any account , including, but not limited, the successors of the Shareholders following the Restructuring of Telemar Participações.

IN WITNESS HEREOF, the Parties executed this instrument in 7 (seven) counterparts of the same content and form, before the 2 (two) undersigned witnesses.

Rio de Janeiro, March 31, 2015.

(Signature pages to follow)

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2ND AMENDMENT TO THE TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ENTERED INTO BETWEEN PORTUGAL TELECOM, SGPS S.A., CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES, BRATEL BRASIL S.A., TELEMAR PARTICIPAÇÕES S.A., ANDRADE GUTIERREZ S.A., JEREISSATI TELECOM S.A. AND OI S.A. ON MARCH 31, 2015.

SIGNATURE PAGE 1/8

PORTUGAL TELECOM, SGPS S.A.

/s/ Rafael Luís Mora Funes		/s/ Shakhaf Wine
Name:	Rafael Luís Mora Funes	Name:	Shakhaf Wine
Title:		Title:

2ND AMENDMENT TO THE TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ENTERED INTO BETWEEN PORTUGAL TELECOM, SGPS S.A., CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES, BRATEL BRASIL S.A., TELEMAR PARTICIPAÇÕES S.A., ANDRADE GUTIERREZ S.A., JEREISSATI TELECOM S.A. AND OI S.A. ON MARCH 31, 2015.

SIGNATURE PAGE 2/8

CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES

Managed by BTG Pactual Serviços Financeiros S.A. DTVM

/s/ Bruno Duque Horta Nogueira		/s/ Gabriel Fernando Barretti
Name:	Bruno Duque Horta Nogueira	Name:	Gabriel Fernando Barretti
Title:		Title:

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2ND AMENDMENT TO THE TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ENTERED INTO BETWEEN PORTUGAL TELECOM, SGPS S.A., CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES, BRATEL BRASIL S.A., TELEMAR PARTICIPAÇÕES S.A., ANDRADE GUTIERREZ S.A., JEREISSATI TELECOM S.A. AND OI S.A. ON MARCH 31, 2015.

SIGNATURE PAGE 3/8

BRATEL BRASIL S.A.

/s/ Rafael Luís Mora Funes		/s/ Shakhaf Wine
Name:	Rafael Luís Mora Funes	Name:	Shakhaf Wine
Title:		Title:

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2ND AMENDMENT TO THE TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ENTERED INTO BETWEEN PORTUGAL TELECOM, SGPS S.A., CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES, BRATEL BRASIL S.A., TELEMAR PARTICIPAÇÕES S.A., ANDRADE GUTIERREZ S.A., JEREISSATI TELECOM S.A. AND OI S.A. ON MARCH 31, 2015.

SIGNATURE PAGE 4/8

TELEMAR PARTICIPAÇÕES S.A.

/s/ Fernando Magalhães Portella		/s/ José Augusto da Gama Figueira
Name:	Fernando Magalhães Portella	Name:	José Augusto da Gama Figueira
Title:		Title:

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2ND AMENDMENT TO THE TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ENTERED INTO BETWEEN PORTUGAL TELECOM, SGPS S.A., CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES, BRATEL BRASIL S.A., TELEMAR PARTICIPAÇÕES S.A., ANDRADE GUTIERREZ S.A., JEREISSATI TELECOM S.A. AND OI S.A. ON MARCH 31, 2015.

SIGNATURE PAGE 5/8

ANDRADE GUTIERREZ S.A.

/s/ Renato Torres de Faria		/s/ Rafael Cardoso Cordeiro
Name:	Renato Torres de Faria	Name:	Rafael Cardoso Cordeiro
Title:		Title:

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2ND AMENDMENT TO THE TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ENTERED INTO BETWEEN PORTUGAL TELECOM, SGPS S.A., CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES, BRATEL BRASIL S.A., TELEMAR PARTICIPAÇÕES S.A., ANDRADE GUTIERREZ S.A., JEREISSATI TELECOM S.A. AND OI S.A. ON MARCH 31, 2015.

SIGNATURE PAGE 6/8

JEREISSATI TELECOM S.A.

/s/ Fernando Magalhães Portella		/s/ Alexandre Jereissati Legey
Name:	Fernando Magalhães Portella	Name:	Alexandre Jereissati Legey
Title:		Title:

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2ND AMENDMENT TO THE TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ENTERED INTO BETWEEN PORTUGAL TELECOM, SGPS S.A., CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES, BRATEL BRASIL S.A., TELEMAR PARTICIPAÇÕES S.A., ANDRADE GUTIERREZ S.A., JEREISSATI TELECOM S.A. AND OI S.A. ON MARCH 31, 2015.

SIGNATURE PAGE 7/8

OI S.A.

/s/ Bayard de Paoli Gontijo		/s/ Eurico de Jesus Teles Neto
Name:	Bayard de Paoli Gontijo	Name:	Eurico de Jesus Teles Neto
Title:		Title:

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2ND AMENDMENT TO THE TEMPORARY VOTING AGREEMENT OF THE SHAREHOLDERS OF OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ENTERED INTO BETWEEN PORTUGAL TELECOM, SGPS S.A., CARAVELAS FUNDO DE INVESTIMENTO EM AÇÕES, BRATEL BRASIL S.A., TELEMAR PARTICIPAÇÕES S.A., ANDRADE GUTIERREZ S.A., JEREISSATI TELECOM S.A. AND OI S.A. ON MARCH 31, 2015.

SIGNATURE PAGE 8/8

Witnesses:

/s/ Íria Lúcia da S. Martins		/s/ Victor Guita Campinho
Name:	Íria Lúcia da S. Martins	Name:	Victor Guita Campinho
CPF:	728.532.737-00	CPF:	125.662.867-01
RG:	20.184.824 SSP/SP

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Exhibit II

MINUTES OF THE PRIOR GENERAL MEETING OF THE SHAREHOLDERS OF

TELEMAR PARTICIPAÇÕES S.A.

Held on March 31, 2015.

I. DATE, TIME AND PLACE: On the 31st (thirty first) day of March 2015, at 4:00 p.m., at its headquarters at Praia de Botafogo n º 300, 11th floor, room 1101 (part), in the City of Rio de Janeiro, State of Rio de Janeiro.

II. ATTENDING SHAREHOLDERS: The undersigned shareholders were present.

III. AGENDA: a) review the timeframe of all actions to be taken prior to 03/31/2015 in order to deliberate on the merger of shares of Oi S.A. by Telemar Participações S.A., with its migration to the Novo Mercado segment of BM&FBOVESPA, including the preliminary steps to be taken (in particular the required registrations with the U.S. Securities and Exchange Commission - “SEC”); and, b) if it is deemed impossible to conclude all the acts necessary to complete the merger of shares of Oi S.A. by Telemar Participações S.A. on or before 3/31/2015, to deliberate on (i) the extension of the deadline established at a prior meeting, in the Shareholders’ Agreement of Telemar Participações S.A. and in the Temporary Voting Agreement of the shareholders of Oi S.A. and CorpCo, which Telemar Participações S.A. is party to; and (ii) the adoption of measures to allow the main goals of the transaction to be achieved earlier than planned, through the adoption of corporate governance best practices, dispersed shareholder control and acceleration of the synergies from the transaction.

IV. RESOLUTIONS: Summarizing the matters of the Prior General Meeting on March 30, 2015, the shareholders of Telemar Participações S.A. (“TelPart” or “CorpCo”), pursuant to Clause 3.1 of the Shareholders’ Agreement executed on April 25, 2008 and amended on January 25, 2011, February 19, 2014 and September 8, 2014 (“General Shareholders’ Agreement”), prior to the Meetings of the Board of Directors and General Shareholders Meeting of TelPart, Oi S.A. and their relevant subsidiaries, met and deliberated on the following topics of the Agenda:

1.                                      “Review of the Timeframe of the Actions Necessary for CorpCo to Complete the Merger of Shares of Oi by CorpCo”:

1.1.                            With respect to item “a” of the Agenda, it is hereby registered that on 03/12/2015 and 03/19/2015 the management of Oi S.A. (“Oi”) presented the document entitled “Status of the Process of Filing the F-4 and Alternatives,” which constitutes Annex 1.1 of these Minutes of the Prior General Meeting, in which Oi reported the difficulties regarding the completion of the merger of shares of Oi by CorpCo on or before the March 31, 2015 deadline.

1.2.                            Item “a” is not to be deliberated on, being noted that the shareholders confirmed, based on the clarifications provided by the management of Oi, the impossibility of concluding the transaction of merger of shares of Oi by CorpCo by March 31, 2015, as well as the impossibility of establishing a future date on which it would be possible to implement such transaction.

2.                                      “Alteration of Deadlines, Amendments to the Shareholders’ Agreements and Other Provisions”:

2.1.                            With respect to item “b(i)” of the Agenda, the shareholders present at the meeting considered the proposed extension of the deadline (Proposal No 0312/2015, attached as Annex 2.1 to these Minutes of the Prior General Meeting) and, in view of the approval of the adoption of the alternative structure proposed by the management of Oi pursuant to item 3 below, the shareholders agreed that it would not be necessary to alter the date set in the resolutions that were approved in item 6.1 of the Prior General Meeting held on 09/03/2014, or to extend the “Deadline” provided for in the shareholders’ agreements of TelPart with respect to conclusion of the steps established in items 5 and 7 of the Prior General Meeting held on 02/19/2014. As a result of the approval of the alternative structure mentioned in item 3 below, the Corporate Restructuring of Telemar Participações and the Merger of Shares of Oi by CorpCo (which had been approved in the Prior General Meeting held on February 19, 2014, and the amendments of which were approved in the Prior General Meeting held on September 3, 2014), will no longer be completed, and the provisions set forth in the shareholders’ agreements of TelPart with respect to the voting rights held by the shareholders as of February 19, 2014 (as set forth in Clause 25.1.1 and all other applicable provisions of Clause XXV of the General Shareholders’ Agreement, and which remain subject to the legal provisions applicable to the shareholders’ agreements and to specific performance under the law) will be maintained.

2.2.                            It is noted that the “Temporary Voting Agreement of the Shareholders of Oi S.A. and Telemar Participações S.A. (which shall be referred to as “CorpCo”)”, signed on 02/19/2014 and amended on 09/08/2014, shall be further amended on the date hereof to reflect the resolutions passed in this Prior General Meeting, pursuant to the draft attached as Annex 2.2 of these Minutes of the Prior General Meeting, which was agreed upon by the shareholders.

3.                                      “Adoption of Measures To Achieve the Goals of the Transaction Earlier than Planned”:

3.1.                            With respect to item “b(ii)” of the Agenda, the management of Oi, in view of the obstacles related to the registrations of CorpCo with the SEC required for the approval of the merger of Shares of Oi by CorpCo, as discussed in the presentation referred to in item 1.1 above, the shareholders received an updated version of the document entitled “Alternative Novo Mercado and Dispersion of Voting Rights,” amending the document previously presented in the Prior General Meeting held on March 19, 2015, in order to reflect the topics discussed in the meeting held on March 25, 2015, and in which it is suggested that the alternative, called “Voluntary Exchange of Preferred Shares” is the best alternative to permit the main goals of the previously agreed transaction to be achieved early, according to the management of Oi, through the adoption of corporate governance best practices and the dispersion of voting rights in Oi, maintaining the final goal of timely implementing a transaction that results in the migration of Oi to the Novo Mercado. In addition, the shareholders were also presented with, or sent, the following documents related to item “b(ii)”: (i) “Step by step of the Voluntary Exchange of Preferred Shares,” describing the necessary steps to implement the alternative proposed by the management of Oi to achieve the main goals of the transaction earlier than planned; (ii) “Analysis of the Shareholder Base of Oi;” (iii) a draft of the By-laws of Oi, suggesting changes necessary to implement the proposed alternative; (iv) drafts of the internal rules of the Board of Directors and Audit Committee of Oi; and (v) drafts of the internal rules of the Risks and Contingencies Committee, the Corporate Governance and Finance Committee, the Engineering, Technology and Networks Committee and the Personnel, Appointments and Remuneration Committee of Oi. All documents referred to in item 3.1 are attached as Annex 3.1 of these Minutes of the Prior General Meeting.

3.2.                            The shareholders unanimously approved, pursuant to the provisions set forth in Clause 25.5 of the General Shareholders’ Agreement:

3.2.1.                                          the adoption of the alternative structure proposed by the management of Oi (identified as “Voluntary Exchange of Preferred Shares”), which consists, in general terms, of a proposal for the voluntary exchange of preferred shares of Oi into common shares of Oi (in other words, subject to the discretion of the holder of preferred shares), at the exchange ratio of 0.9211 common shares for each preferred share issued by Oi, as set forth in the document called “Alternative Novo Mercado and Dispersion of Voting Rights” and the steps provided for in the document called “Step by step of the Voluntary Exchange of Preferred Shares” set forth in Annex 3.1 (“Structure - Voluntary Exchange of Preferred Shares”), whereby the Boards of Directors of Oi and TelPart, as applicable, are authorized to take the necessary measures, and prepare all corporate authorizations and agreements necessary to perform the steps described in the document called “Step by step of the Voluntary Exchange of Preferred Shares” attached as Annex 3.1, which shall be submitted for approval in any future Prior General Meeting(s) of Shareholders (“Prior Implementation Meetings”), being hereby established that such corporate authorizations and agreements shall preserve the final goal of implementing a transaction that results in the migration of the shares currently held by the shareholders of Oi to the Novo Mercado, have provisions that allow liquidity for all shareholders and contribute to the broad acceptance of the shareholders of common and preferred shares, as contemplated by the “Structure for Voluntary Exchange of Preferred Shares,” subject to the conditions approved in this Prior Meeting;

3.2.2.                                          the following preliminary steps prior to the commencement of the period for the voluntary exchange of preferred shares of Oi into common shares of Oi, and therefore notwithstanding its result, shall be conditioned on each other and shall be approved and implemented simultaneously, jointly and inseparably (“Preliminary Steps”):

(i)                                                             the incorporation of the companies that own direct or indirect interests in Oi as described in the “Step by step of the Voluntary Exchange of Preferred Shares” attached hereto as Annex 3.1, including, as a fundamental step, the incorporation of TelPart by Oi and the subsequent termination of the shareholders’ agreements of TelPart (given that such companies will be dissolved as a result of the respective incorporations), in order to simplify the capital structure of Oi and to enable it to benefit from the resulting financial synergies, it being understood that (a) the transactions involving the incorporation of the companies with controlling interests in TelPart shall be performed without diluting the interests of the other shareholders of the companies involved, given that the replacement ratios were established considering only the direct and indirect interests between the companies and the capital stock of Oi, respecting the premise that such companies will not have, with the exception of possible goodwill recorded in relation to its investments, material assets or liabilities (or will have sufficient cash or cash equivalents to settle its debts entirely); (b) any goodwill, or other assets, recorded by the companies whose structure will be simplified may be transferred to Oi in favor of all shareholders and shall not be considered for the purpose of establishing an exchange ratio; (c) all certificates necessary to implement the incorporations shall be presented; and (d) the only shareholders of the companies involved in the transactions of incorporation are the shareholders attending this Prior General Meeting or their related parties;

(ii)                                                          approval of the new By-laws of Oi in the form of the draft approved herein pursuant to Annex 3.1, and which includes limitation of the voting rights by any single shareholder to a maximum of 15%, applicable to all shareholders of Oi;

(iii)                                                       the adoption of high standards of corporate governance at Oi, with the approval of the internal rules of the Board of Directors and Audit Committee of Oi, as well as the internal rules of the Risks and Contingencies Committee, the Corporate Governance and Finance Committee, the Engineering, Technology and Networks Committee and the Personnel, Appointments and Remuneration Committee of Oi, substantially based on the drafts attached hereto as Annex 3.1;

(iv)                                                      the election of the following effective members to comprise the new Board of Directors of Oi, each having a mandate until the General Meeting of Shareholders that approves the financial statements of Oi for the fiscal year ending December 31, 2017: José Mauro Mettrau Carneiro da Cunha, Sérgio Franklin Quintella, Fernando Marques dos Santos, Ricardo Malavazi Martins, Thomas Cornelius Azevedo Reichenheim, Rafael Luís Mora Funes, Francisco Cary, Vitor Gonçalves, Jorge Cardoso, Robin Bienenstock and Martin P., it being agreed that, in the event that (i) a member is elected through separate voting by preferred or minority shareholders, one of the last two members listed above shall give his place to such representative, and (ii) two members are elected through separate voting, one by preferred shareholders and one by minority shareholders, the last two members listed shall give their place to such representatives. Mr. Jose Mauro Mettrau Carneiro da Cunha shall maintain the position as Chairman of the Board of Directors of Oi;

3.2.3.                                          the provision that the proposal for the voluntary exchange of preferred shares of Oi into common shares of Oi shall establish, in order to implement such exchange, a participation threshold of the exchange into common shares of shareholders owning at least 2/3 of the preferred shares of Oi (“Condition for Exchange”), with a deadline for exchange within 30 (thirty) days; and

3.2.4.                                          that TelPart, Oi and the shareholders shall use their best efforts to implement the “Preliminary Steps,” and shall convene any necessary general meetings in order to do so within the shortest possible period.

3.3.                            The shareholders of TelPart, who are holders of shares of Oi representing, on the date hereof, 1% (one percent) or more of its total capital (including treasury shares), on the base date of 02/24/2015, hereby agreed and accepted (i) the “lock-up” commitment (a) in connection with the common shares owned or that may in the future be owned directly in Oi, which shall remain in effect until 10/31/2015 or the date of implementation of the “Preliminary Steps,” whichever occurs first, and (b) in connection with the preferred shares owned or that may in the future be owned directly in Oi, which shall remain in effect on 10/31/2015 or until the end of the stated period of 30 (thirty) days for the exchange mentioned in item 3.2.3 above, whichever occurs first, in accordance with the terms of the structure of Voluntary Exchange of Preferred Shares, as well as (ii) the commitment to convert their preferred Oi shares into common shares at the approved exchange ratio of 0.9211 common shares for every preferred share issued by Oi, shall remain in effect until 10/31/2015 or at the end of the stated period of 30 (thirty) days for the exchange mentioned in item 3.2.3, whichever occurs first, in accordance with the terms of the structure of Voluntary Exchange of Preferred Shares, subject to implementation of the Condition for Exchange. The commitments assumed by the shareholders in item 3.3 shall survive the termination of the General Shareholders’ Agreement, and remain subject to the legal provisions applicable to the shareholders’ agreements and to specific performance under the law.

3.4.                            The shareholders establish 10/31/2015 as the ‘cut-off’ date for implementation of the Preliminary Steps, after which the shareholders shall be released from such obligation, it being understood that, in the event of judicial or administrative order to suspend the discussions or the convening of general meetings necessary to implement the “Preliminary Steps,” as long as properly convened up to 09/30/2015, the commitment provided herein shall remain valid until the date on which such meetings are completed. In the event that the implementation of the Preliminary Steps is not concluded by 10/31/2015, all the clauses and provisions under the General Shareholders’ Agreement shall remain in full force and effect, in particular the provisions set forth in Clause XXV, the quorums under Clauses 25.1.1 and 25.6, as applicable, and the principles set forth under Clause 25.5, which establishes the commitment of the shareholders to use their best efforts to implement the restructuring of TelPart and Oi to achieve the same goals of the transaction as described in that agreement.

4.                                      “Proposal of Portugal Telecom, SGPS S.A. related to the Call Option”:

4.1.                            The shareholders considered the proposal of Portugal Telecom, SGPS S.A. (“PT SGPS”) to amend Clause 5.5.1 of the Call Option Agreement and Other Covenants entered into with Oi and its subsidiaries on 09/08/2014 (“Call Option Agreement”), in order to establish the possibility of PT SGPS to assign the option to purchase shares of Oi without the prior consent of the company, pursuant to the provisions of the draft amendment attached hereto as Annex 4.1 (“Amendment to the Call Option Agreement”), and they unanimously approved the terms of the Amendment to the Call Option Agreement, the effectiveness of which is subject to the approval of the Brazilian Securities Exchange Commission - CVM (Comissão de Valores Mobiliários), if applicable, and the approval at the General Meeting of Shareholders of Oi to grant the voting rights to the preferred shareholders at such meeting. The General Meeting of Shareholders of Oi referred to in this item shall be called on or before 08/31/2015, to be held on or before 09/30/2015.

4.2.                            The shareholders agree that the General Meeting of Shareholders of Oi to approve the Amendment to the Call Option Agreement (“EGM Option”) shall be held, subject to the timeframe provided herein above, on the same day that Oi’s general shareholders’ meeting that shall approve the Preliminary Steps, if possible, unless if the approval by CVM regarding the terms of the Amendment to the Call Option Agreement is still pending at that time. The shareholders of TelPart, who are holders of shares of Oi representing, on the date hereof, 1% (one percent) or more of its total capital (including treasury shares), on the base date of 02/24/2015, assume the commitment to vote their shares of Oi in favor of approving such amendment at the EGM Option. The commitment assumed by such shareholders in this item 4.2 shall survive the termination of the General Shareholders’ Agreement until 10/31/2015, and remains subject to the legal provisions applicable to the shareholders’ agreements and to the specific performance under the law, it being hereby understood that, in the event of judicial or administrative order that suspends the discussions or the convening of the EGM Option, the commitment provided for herein shall remain in full force and effect until the date on which such Meeting is concluded.

V. CLOSURE: Having nothing further to discuss, the meeting has been suspended for the drafting of these minutes, which were then read, approved and signed by the attending shareholders.

Rio de Janeiro, March 31, 2015.

José Augusto da Gama Figueira

Secretary

Attending Shareholders:

L.F. TEL S.A. / JEREISSATI TELECOM S.A.

AG TELECOM PARTICIPAÇÕES S.A. /

ANDRADE GUTIERREZ S.A.

BRATEL BRASIL S.A.

FUND. ATLÂNTICO DE SEGURIDADE SOCIAL

BNDES PARTICIPAÇÕES S.A. - BNDESPAR

CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL — PREVI

FUND. DOS ECONOMIÁRIOS FEDERAIS — FUNCEF

FUND. PETROBRÁS DE SEGURIDADE SOCIAL — PETROS

Annex 3.1

(DRAFT OF OI BYLAWS FOLLOWING APPROVAL OF PRELIMINARY STEPS)

OI S.A.

Corporate Taxpayer’s Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly Held Company

Bylaws

CHAPTER I

LEGAL SYSTEM

Article 1 — Oi S.A. (“Company”) is a publicly held company, which is governed by the present Bylaws and applicable legislation.

1st Paragraph — Once the Company is admitted to the special listing segment known as Level 1 Corporate Governance of the BM&FBOVESPA S.A. — Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”), the Company, its shareholders, management and members of its Audit Committee, shall be subject to the provisions of the Listing Regulations of the Level 1 Corporate Governance of BM&FBOVESPA (“Level 1 Listing Regulations”).

2nd Paragraph — The Company, its management and shareholders shall comply with the provisions of the regulations for listed issuers and admission for securities trading, including rules regarding delisting and exclusion from trading securities admitted for trading on organized markets administered by BM&FBOVESPA.

3rd Paragraph — Capitalized terms, when not defined in these Bylaws, shall have the meaning given to them in the Level 1 Listing Regulations.

Article 2 — The object of the Company is to offer telecommunications services and all activities required or useful for the delivery of these services, in accordance with concessions, authorizations and permits granted thereto.

Sole Paragraph — In connection with achieving of its object, the Company may include goods and rights of third parties in its assets, as well as:

I.                            hold equity interests in the capital of other companies;

II.                       organize fully-owned subsidiaries for the performance of activities comprising its object, which are recommended to be decentralized;

III.                  perform or procure the importation of goods and services that are necessary for the execution of the activities comprised in its object;

IV.                   render technical assistance services to other telecommunications companies, performing activities of common interest;

V.                        perform research and development activities seeking to develop the telecommunications sector;

VI.                   enter into contracts and agreements with other telecommunications service companies or any person or entity, seeking to ensure the operation of its services, without prejudicing its activities and responsibilities; and

VII.              perform other activities related or correlated to the Company’s corporate object.

Article 3 — The Company is headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, and may, by decision of its Board of Executive Officers, in compliance with Article 39, create, change the address and close branches and offices of the Company.

Article 4 — The duration of the Company is indefinite.

CHAPTER II

CAPITAL STOCK

Article 5 — The subscribed capital stock, totally paid in, is R$21,438,220,154.00 (twenty one billion, four hundred thirty eight million, two hundred and twenty thousand, one hundred and fifty four Brazilian reais), represented by [.] ([.]) shares, of which [.] ([.]) are common shares and [.] ([.]) are preferred shares, all nominative shares, with no par value.

1st Paragraph — The issuance of participation certificates and new preferred shares by the Company is prohibited.

2nd Paragraph — The preferred shares may be converted into common shares, at the time and under the conditions approved by the Board of Directors of the Company.

3rd Paragraph — All of the shares of the Company are book-entry shares, and are held in a deposit account with a financial institution authorized by the Brazilian Securities Commission (Comissão de Valores Mobiliários — “CVM”), on behalf of their holders, and are not available in certificated form.

4th Paragraph — Transfer and registration costs, as well as the cost of service on the book-entry shares may be charged directly to the shareholder by the depositary institution as provided in Article 35, 3rd Paragraph of Law No. 6,404 of December 15, 1976 (“Corporate Law”).

Article 6 — The Company is authorized to increase its capital stock by resolution of the Board of Directors, in common shares, until its capital stock reaches R$34,038,701,741.49, it being understood that the Company may no longer issue preferred shares in capital increases by public or private subscription.

Sole Paragraph — Within the authorized capital limit, the Board of Directors may:

i.                  deliberate on the issuance of bonds and debentures convertible into shares; and

ii.               according to a plan approved at a Shareholders’ Meeting, grant an option to purchase stock to its management, employees of the Company or of its subsidiaries and/or individuals who render services to them, without the shareholders having preemptive rights to the subscription of such stock.

Article 7 — Through a resolution of the Shareholders’ Meeting or of the Board of Directors, as the case may be, the Company’s capital stock may be increased by capitalizing profit or reserves.

Sole Paragraph — Any such capitalization shall be made with no alteration to the number of shares issued by the Company.

Article 8 — The capital stock is represented by common and preferred shares, with no par value, and there is no requirement that the shares maintain their current proportions in future capital increases.

Article 9 — Through resolution of a Shareholders’ Meeting or the Board of Directors, as the case may be, the period for exercising the preemptive right for the subscription of shares, subscription of bonds or debentures convertible into shares in the cases provided in Article 172 of the Corporate Law, may be excluded or reduced.

Article 10 — Non-payment by the subscriber of the issuance price as provided in the list or call shall cause it to be legally in default, for the purposes of Articles 106 and 107 of the Corporate Law, being subject to payment of the overdue amount adjusted for inflation in accordance with the fluctuation of the Market Price Index — IGP-M in the shortest period permitted by law, in addition to interest of 12% (twelve percent) per year, “pro rata temporis” and a fine of 10% (ten percent) of the amount overdue, duly adjusted for inflation.

CHAPTER III

SHARES

Article 11 — The capital stock is represented by common and preferred nominal shares, without par value.

Article 12 — Each common share is entitled to the right to one vote at the deliberations of the Shareholders’ Meetings.

Sole Paragraph — Ordinary shares entitle their holders to the right to be included in a public offering of shares resulting from the Sale of Control of the Company at the same price and under the same terms offered to the Selling Controlling Shareholder, pursuant to Article 41 of these Bylaws.

Article 13 — The preferred shares have no right to vote and are assured priority in the payment of the minimum and non-cumulative dividend of 6% (six percent) per year calculated as a percentage of the amount resulting from dividing the capital stock by the total number of shares of the Company, or 3% (three percent) per year calculated as a percentage of the book value of shareholders’ equity divided by the total number of shares of the Company, whichever is higher.

1st Paragraph — The preferred shares of the Company, in compliance with the terms of the first paragraph of this Article, shall be granted the right to vote, through separate voting, in the decisions related to the hiring of foreign entities related to the controlling shareholders, in the specific cases of management service agreements, including technical assistance.

2nd Paragraph — The preferred shares of the Company, in compliance with the terms of the first paragraph of this Article, shall be granted the right to vote in the decisions related to employment of foreign entities related to the controlling shareholders, in terms of management services, including technical assistance, and the amounts of which shall not exceed the following percentages of annual sales for the Fixed Switched Telephone Service of the Telecommunication Transport Network and the Mobile Highway Telephone Service, less tax and contributions deducted: (i) 1% (one percent) per year, up to December 31, 2000; (ii) 0.5% (zero point five percent) per year, from January 1, 2001 to December 31, 2002; and (iii) 0.2% (zero point two percent) per year, as of January 1, 2003.

3rd Paragraph — The preferred shares shall acquire the right to vote if the Company fails to pay the minimum dividends to which they are entitled for 3 (three) consecutive years, in accordance with the terms of this article.

CHAPTER IV

SHAREHOLDERS’ MEETING

Article 14 — The Shareholders’ Meeting shall be held ordinarily once a year and extraordinarily when convened pursuant to law or to these Bylaws.

Article 15 — The Shareholders’ Meeting shall be convened by the Board of Directors, or the manner in sole paragraph of Article 123 of the Corporate Law.

Article 16 — The Shareholders’ Meeting shall be convened by the Chairman of the Board of Directors. In the absence or disability of the Chairman, the Shareholders’ Meeting shall be convened by any member of the Board of Directors present, chosen by those present at the Meeting. In case of absence and/or disability of any of the Board Members, in compliance with the mechanics set forth under this Article, those present at the Meeting shall be responsible for choosing the chairman of the Meeting and the chairman shall choose the corresponding secretary.

Article 17 — Before convening the Shareholders’ Meeting, the duly identified shareholders shall sign the Shareholders’ Attendance Book, which shall include their names and the number of shares they hold.

1st Paragraph — The signing of the shareholders’ attendance list shall be ended by the Chairman of the Meeting at the time the Shareholders’ Meeting is convened.

2nd Paragraph — The shareholders who attend the Shareholders’ Meeting after it has been convened may participate in the meeting, but they will not be entitled to vote on any resolution.

Article 18 — The following formal requirements for attendance at the Shareholders’ Meeting will be required to be complied with by the Company and the Board, in addition to the procedures and requirements provided for by law:

(i)                                     Up to 2 (two) business days prior to the Shareholders’ Meeting, each shareholder shall have sent to the Company, at the address indicated in the Call Notice, proof of or a statement issued by the depositary institution of the custodian, containing its respective equity interest, and issued by the competent body within 3 (three) business days prior to the Shareholders’ Meeting; and (i) if the shareholder is a Legal Entity, certified copies of its Certificate of Incorporation, Bylaws or Articles of Association, the minutes of the meeting electing its Board of Directors (if any) and minutes of the election of the Board of Executive Officers that contains the election of the legal representative(s) attending the Shareholders’ Meeting; or (ii) if the shareholder is an Individual, certified copies of its identity documents and tax identification number; and (iii) if the shareholder is a Fund, certified copies of the regulations of the Fund and the Bylaws or Articles of Association of the manager of the Fund, as well as minutes of the meeting of the election of the legal representative(s) attending the Meeting. In addition to the documents listed in (i), (ii) and (iii), as the case may be, when the shareholder is represented by a proxy, it shall submit along with such documents the respective proxy, with special powers and notarized signature, as well as certified copies of the identity documents and minutes of the meeting of the election of the legal representative who signed the proxy to confirm its powers of representation, in addition to the identity documents and tax identification numbers of the attorney in fact in attendance.

(ii)                                  A copy of the documents referred to in the previous paragraph may be submitted, and the original documents referred to in the subsection above shall be presented to the Company prior to convening the Shareholders’ Meeting.

Article 19 — The resolutions of the Meeting, except as otherwise provided by law or by these Bylaws, shall be taken by a majority vote of those present or represented, not counting abstentions.

Article 20 — The discussions and deliberations of the Shareholders’ Meeting shall be written in the book of minutes, signed by the members of the board and by the shareholders present, which represent, at least, the majority required for the deliberations made.

1st Paragraph — The minutes may be drafted in summarized form, including dissent and objections.

2nd Paragraph — Except for resolutions to the contrary by the Shareholders’ Meeting, the minutes shall be published without signatures of the shareholders.

Article 21 — In addition to the other duties provided by law and by these Bylaws, the Shareholders’ Meeting shall be solely responsible for the following:

(i)	elect and remove members from the Board of Directors and the Audit Committee;
(ii)	establish the aggregate remuneration of members of the Board of Directors and members of the Audit Committee;
(iii)

approve plans to grant stock options to purchase shares to officers and employees of the Company or companies under its direct or indirect control and/or individuals who provide services to the Company;

(iv)	deliberate on the allocation of annual net income and the distribution of dividends;
(v)	authorize management to file for bankruptcy, request bankruptcy protection or file for bankruptcy protection;
(vi)	deliberate on a proposed delisting of the Company from the special listing segment of Level 1 Corporate Governance of BM&FBOVESPA; and
(vii)	choose the institution or specialized companies to evaluate the Company in the cases provided for in the Corporate Law and in these Bylaws.

CHAPTER V

COMPANY’S MANAGEMENT

Section I

General Rules

Article 22 — Management of the Company shall be overseen by the Board of Directors and by the Board of Executive Officers.

1st Paragraph — The appointment of members of management will not require a guarantee and will be accomplished through execution of the instrument of appointment in the Minutes Book of the Meetings of the Board of Directors or the Board of Executive Officers, as appropriate. The appointment of members of management shall be subject to the prior subscription of the Term of Consent of Management (Termo de Anuência dos Administratores) in accordance with the Level 1 Listing Regulations and the Statement of Consent to the Code of Ethics and the Disclosure and Securities Trading Policies adopted by the Company, and compliance with applicable legal requirements.

2nd Paragraph — The positions of Chairman of the Board of Directors and Chief Executive Officer or principal executive of the Company may not be held by the same person.

Section II

Board of Directors

Article 23 — The Board of Directors is comprised of 11 (eleven) members and an equal number of alternates, each alternate bound to one member, all elected and dismissible through the Shareholders’ Meeting, with a combined term of 2 (two) years; reelection permitted and subject to the provisions of Article 69 hereof.

1st Paragraph — Only the individuals who meet the following, in addition to legal and regulatory requirements, can be elected to serve on the Board of Directors: (i) do not hold positions in companies that may be considered competitors of the Company or its subsidiaries in the marketplace, in particular, on advisory, management and/or audit committees; and (ii) have no conflict of interest with the Company or with its subsidiaries.

2nd Paragraph — Holders of preferred shares shall be entitled to elect, by separate vote, a member of the Board of Directors and its respective alternate.

3rd Paragraph — Amendments of the terms set forth in the 2nd Paragraph of this Article shall require separate approval by the holders of preferred shares.

4th Paragraph — The members the Board of Directors shall remain in office after the end of the term until appointment of their replacements.

Article 24 — The Chairman of the Board of Directors shall be appointed by the Shareholders’ Meeting that deliberates on the election of the Board Members.

1st Paragraph — The Chairman of the Board of Directors shall be responsible for convening the meeting of the Board of Directors and arranging for convening the Shareholders’ Meetings, when approved by the Board of Directors.

2nd Paragraph — In the event of a permanent vacancy in the position of Chairman of the Board of Directors, the new chairman will be appointed by the Board of Directors from among its members, at a meeting specially convened for this purpose.

Article 25 — At least 20% (twenty percent) of the members of the Board of Directors shall be Independent Members of the Board of Directors, as defined below, and expressly declared as such in the minutes of the Shareholders’ Meeting electing them, and shall be considered as independent members of the Board of Directors elected pursuant to the provisions under Article 141, §§ 4 and 5 of the Corporate Law.

1st Paragraph — For purposes hereof, the definition of Independent Member of the Board of Directors provided for in the Novo Mercado Listing Regulations shall be adopted, according to which an “Independent Council Member” is defined by: (i) having no employment relationship with the Company, except for an interest in its capital stock; (ii) not being a Controlling Shareholder, spouse or up to a second degree relative, and not being or having been, for the past 3 (three) years, related to a company or entity related to the Controlling Shareholder (persons related to public education and/or research institutions are excluded from this restriction); (iii) not having been in the past three 3 (three) years, an employee or executive of the Company, the Controlling Shareholder or a subsidiary of the Company; (iv) not being a direct or indirect supplier or buyer of services and/or products of the Company to an extent that would imply loss of independence; (v) not being an employee or member of management of a company or entity offering or requesting services and/or products to the Company, to an extent that would imply loss of independence; (vi) not being a spouse or second degree relative of any members of management of the Company; and (vii) not receiving any remuneration from the Company other than that related to the position as a member of the Board of Directors (cash earnings from equity interests in the Company’s capital stock are excluded from this restriction).

2nd Paragraph — When, in connection with the percentage referred to in the first paragraph of this Article, the result is a fractional number of members of the Board of Directors, the number will be rounded to the nearest whole number: (i) immediately higher, when the fraction is equal or more than 0.5 (five tenths); or (ii) immediately lower, when the fraction is less than 0.5 (five tenths).

Article 26 — Except as provided in Article 27 hereof, the election of members of the Board of Directors will be done through a slate system.

1st Paragraph — In the election covered by this Article, only the following may compete as part of the slates: (a) those nominated by the Board of Directors; or (b) those that are nominated, pursuant to the 3rd Paragraph of this Article, by any shareholder or group of shareholders.

2nd Paragraph — The Board of Directors shall, before or on the day of convening the Shareholders’ Meeting to elect the members of the Board of Directors, disclose the management’s proposal, indicating the members of the proposed slate and post a statement signed by each member of the slate nominated thereby, at the Company, including: (a) his or her complete qualifications; (b) a complete description of his or her professional experience, mentioning professional activities previously performed, as well as professional and academic qualifications; and (c) information about disciplinary and judicial proceedings in which he or she has been convicted in a final and unappealable decision, as well as information, if applicable, on the existence of cases of being barred or conflict of interest, pursuant to Article 147, 3rd Paragraph of the Corporate Law.

3rd Paragraph — The shareholders or group of shareholders who wish to propose another slate to compete for positions on the Board of Directors shall, with at least 5 (five) days before the date set for the Shareholders’ Meeting, submit to the Board of Directors affidavits signed by each of the candidates nominated by them, including the information mentioned in the foregoing paragraph above , and the Board of Directors shall immediately disclose information, by notice published on the Company’s website and electronically submitted to CVM and BM&FBOVESPA, that the documents related to the other slates submitted are available to the shareholders at the Company’s headquarters.

4th Paragraph — The names of those nominated by the Board of Directors or by shareholders shall be identified, as the case may be, as candidates to be Independent Members of the Board of Directors, subject to the provisions of Article 25 above.

5th Paragraph — The same person may participate in two or more slates, including the one nominated by the Board of Directors.

6th Paragraph — Each shareholder can only vote in favor of one slate, and the candidates of the slate that receives the most votes at the Shareholders’ Meeting shall be declared elected.

Article 27 — In the election of members of the Board of Directors, the shareholders may require, pursuant to law, the adoption of a cumulative voting process, provided they do so at least 48 (forty-eight) hours prior to the Shareholders’ Meeting, subject to the requirements set forth by law and by the CVM regulations.

1st Paragraph — The Company, immediately after receiving such request, shall disclose the information that the election shall be carried out by the cumulative voting process by notices published on its website and electronically submitted to CVM and BM&FBOVESPA.

2nd Paragraph — Once the Shareholders’ Meeting has been convened, the board will, in view of the signatures in the Shareholders’ Attendance Book and the number of shares held by the shareholders present, calculate the number of votes to which each shareholder is entitled.

3rd Paragraph — In the event of election of the Board of Directors by the cumulative voting process, there will be no elections by slates and the members of the slates referred to in Article 26 shall be considered as candidates for members of the Board of Directors, as well as the candidates that may be nominated by a shareholder who is present at the Shareholders’ Meeting, provided that statements signed by such candidates are submitted to the Shareholders’ Meeting, as provided for in the 2nd Paragraph of Article 26 hereof.

4th Paragraph — Each shareholder shall have the right to accumulate votes assigned to him for a single candidate or distribute them among several candidates, and those who receive the most votes shall be declared elected.

5th Paragraph — The positions that, by virtue of a tie, are not filled, will undergo a new vote, by the same process, adjusting the number of votes for each shareholder, given the number of positions to be filled.

6th Paragraph — Whenever the election has been conducted by a cumulative voting process, the removal of any member of the Board of Directors by the Shareholders’ Meeting shall result in the removal of the other members, and there shall be a new election.

7th Paragraph — If the Company is under control of a controlling shareholder or group, as defined under Article 116 of the Corporate Law , minority shareholders holding common shares may, as provided for in the 4th Paragraph of Article 141 of the Corporate Law, request the separate election of one member of the Board of Directors, and the rules set forth under Article 26 above shall not apply to such election.

Article 28 — If a member of the Board of Directors who is resident and domiciled abroad is elected, his appointment is subject to having an attorney-in-fact appointed who is resident and domiciled in Brazil, with powers to receive summons in an action that may be brought against him, based on corporate law. The validity of the proxy shall be at least 3 (three) years after termination of the term of the respective member of the Board of Directors.

Article 29 — The Board of Directors shall meet, ordinarily, in accordance with the schedule to be disclosed by the Chairman in the first month of each fiscal year, which shall provide for at least monthly meetings and extraordinary meetings whenever required.

1st Paragraph — Call notices for meetings of the Board of Directors shall be made in writing, by letter, telegram, fax and/or email, and must include the place, date and time of the meeting and the agenda.

2nd Paragraph — The Board of Directors’ meetings shall be convened at least 5 (five) days in advance, and, regardless of the call formalities, shall be deemed a regular meeting if attended by all members of the Board of Directors.

3rd Paragraph — In urgent cases, the Chairman of the Board of Directors may convene a meeting of the Board of Directors with less advance notice than that provided for in 2nd Paragraph of this Article.

4th Paragraph — Members of the Board of Directors may attend the meetings by conference call, video conferencing or by any other means of communication that allows all Council Members to see and/or hear each other. In this case, the Council Members shall be considered present at the meeting, and minutes shall be drawn up and signed by all present by the next meeting.

Article 30 — The meeting of the Board of Directors shall be convened with the presence of a majority of its members and decisions will be taken by majority vote of those present, and the Chairman of the Board in the event of a tie, shall have the casting vote.

Sole Paragraph — A member of the Board of Directors may not participate in Board of Directors’ resolutions related to matters in which it has conflicting interests with the Company, and shall (i) inform other members of the Board of Directors regarding his or her inability; and (ii) inform, in the minutes of the meeting, the nature and extent of his or her interest.

Article 31 — Except as provided in Article 24, 2nd Paragraph above, in the event of absence or temporary disability, members of the Board of Directors will be replaced by their alternates.

Sole Paragraph — Considering the provisions of Article 24, 2nd Paragraph above, in the case of a vacancy in a position of a member of the Board of Directors, his or her alternate shall assume the vacant position. If the alternate does so assume the vacant position, the provisions of Article 150 of the Corporate Law shall be complied with, except as provided in the 6th Paragraph of Article 27 hereof.

Article 32 — In addition to the duties provided by law and by these Bylaws, the Board of Directors shall be responsible for the following:

i.	determine the general guidelines of Company and subsidiary business and monitor execution thereof;
ii.	convene the Shareholders’ Meeting;
iii.	approve the Company’s and its subsidiaries’ annual budget, and the business goals and strategies provided for the subsequent period;
iv.	approve the remuneration policy of the Company’s management and employees, setting goals to be achieved in variable remuneration programs, subject to applicable law;
v.	issue statements and submit the management report and the Board of Executive Officers’ accounts to the Shareholders’ Meeting;
vi.	elect and dismiss, at any time, Executive Officers and establish their duties, subject to legal and statutory provisions;
vii.	supervise the management of Executive Officers, examine, at any time, the Company’s books, request information on contracts entered into or to be entered into or on any other acts;
viii.	appoint and dismiss the independent auditors;
ix.	approve and amend the Charter of the Board of Directors;
x.	establish the location of the Company’s headquarters;
xi.	submit the proposed allocation of net income to the Shareholders’ Meeting;
xii.	approve the acquisition of shares issued by the Company to be canceled or held in treasury for subsequent sale;
xiii.	authorize the issue of shares by the Company within the limits authorized under Article 7 hereof, establishing the conditions of issue, including price and payment term;

xiv.

approve investments and disinvestments by the Company or its subsidiaries in the capital of other companies that exceed the authority of the Board of Executive Officers, as well as authorize minority investments and the entering into of shareholders agreements by the Company and its subsidiaries;

xv.	approve loans, financing or other transactions resulting in debt to the Company or to its subsidiaries, the value of which exceeds the authority of the Board of Executive Officers;
xvi.

approve the issuance and cancellation of debentures and the issuance of debentures convertible into shares, within the limit of authorized capital, and of non-convertible debentures of the Company and its subsidiaries;

xvii.

authorize the Board of Executive Officers to purchase, sell, create liens or encumbrances of any nature on permanent assets, render guarantees generally, enter into contracts of any kind, waive rights and transactions of any kind of the Company and its subsidiaries in amounts equal to or greater than the authority of the Board of Executive Officers;

xviii.	authorize the granting of security interests or guarantees by the Company and its subsidiaries in favor of third parties in excess of the amount under the authority of the Board of Executive Officers;
xix.	approve extraordinary contributions to private pension plans sponsored by the Company’s subsidiaries;
xx.

decide in favor of or against any public offering for acquisition of shares issued by the Company, by a considered opinion, disclosed within 15 (fifteen) days from publication of the notice of a public offering of the acquisition of shares, which shall include at least (a) the appropriateness and opportunity of the public offering to acquire shares with regards to the interest of the shareholders and with regards to the liquidity of the securities it holds; (b) the impact of the public offering of shares on the Company’s interests; (c) the strategic plans disclosed by the offering party in relation to the Company; (d) other points that the Board of Directors deems relevant, as well as the information required by the applicable rules established by the CVM;

xxi.

define the list of three companies specialized in economic valuation of companies, to prepare the valuation report of the Company’s shares, in the case of a public offering to acquire shares for cancellation of public company registration or delisting from the Level 1 Corporate Governance;

xxii.

in view of the commitment of the Company and of the subsidiaries to sustainable development, authorize the practice of pro bono acts on behalf of its employees or the community, at an amount in excess of the authority of the Board of Executive Officers;

xxiii.	nominate the representatives of the governing bodies of pension funds sponsored by subsidiaries of the Company;
xxiv.	approve the proposal of the Board of Executive Officers with respect to the Rules of the Statutory Board with the power and duties of the Statutory Officers of the Company;
xxv.	approve the Charters of the Advisory Committees to the Management of the Company and its subsidiaries;
xxvi.	authorize the granting of stock options to its management, employees or individuals who provide services to the Company, within the limit of authorized capital; and
xxvii.	distribute the remuneration fixed by the Shareholders’ Meeting among the members of the Board of Directors and Board of Executive Officers.

1st Paragraph — In each fiscal year, at the first meeting following the Ordinary Shareholders’ Meeting, the Board of Directors shall approve the authority of the Company’s Board of Executive Officers and its subsidiaries, according to the duties provided for in this Article.

2nd Paragraph — The Company is prohibited from granting loans or guarantees of any kind to shareholders that are part of the controlling block, to the controlling shareholders thereof to companies under common control, and to companies they directly or indirectly control.

Article 33 — The Board of Directors may create Advisory Committees for the Company’s management, and appoint their members, which may be regular or alternate members of the Board of Directors.

1st Paragraph — Without affecting other Advisory Committees to be created by the Board of Directors, the Company must have a Remuneration Board, whose objectives and authority will be defined by the Board of Directors.

2nd Paragraph — Employees and Executive Officers cannot be nominated as members of any Committee.

Article 34 — The Company’s Internal Audit shall be subordinate to the Board of Directors.

Section III

Board of Executive Officers

Article 35 — The Board of Executive Officers shall be comprised of a minimum of 3 (three) and a maximum of 6 (six) members elected by the Board of Directors, and the positions of Chief Executive Officer and Chief Financial Officer shall always be filled, and the remaining Officers shall not have a specific designation.

1st Paragraph — The position of Investor Relations Officer may be exercised together or separately from other positions.

2nd Paragraph — The term of office of Executive Officers shall be 2 (two) years, re-election permitted and subject to the provisions of Article 70 hereof. The Executive Officers shall remain in office until the appointment of their replacements.

3rd Paragraph — The Board of Executive Officers will act as a joint decision-making body, except for the individual functions of each of its members, in accordance with these Bylaws.

Article 36 — The Executive Officers are responsible for complying with and causing the compliance with the present Bylaws, the resolutions made at the Shareholders’ Meetings, the meetings of the Board of Directors and the meetings of Board of Executive Officers, and perform all acts that shall be necessary for normal operation of the Company.

1st Paragraph — The Chief Executive Officer shall be responsible for the following:

I — submitting to the Board of Directors proposals approved at the meetings of the Board of Executive Officers, if applicable;

II — keeping the members of the Board of Directors informed of the activities and the progress of corporate business;

III — directing and coordinating the activities of the other Executive Officers;

IV — submitting to the Board of Directors a proposal of the Internal Rules of the Company with the powers and duties of the Statutory Officers of the Company;

V — providing the casting vote at the meetings of the Board of Executive Officers; and

VI — performing other activities as conferred by the Board of Directors.

2nd Paragraph — The other Executive Officers shall be responsible for assisting and supporting the Chief Executive Officer in the management of the Company’s business and shall perform the duties assigned to them by the Board of Directors under the guidance and coordination of the Chief Executive Officer.

3rd Paragraph — In the absence or temporary disability of the Chief Executive Officer, he or she will be replaced by any Officer appointed by him or her.

4th Paragraph — Subject to the provisions of the 3rd Paragraph of Article 39, in cases of absence or temporary disability of the Chief Executive Officer and of any Executive Officer appointed by him or her, the position of Chief Executive Officer shall be held by another Executive Officer appointed by the absent or disabled Executive Officer who is, pursuant to the first paragraph of this Article, performing the duties of the Chief Executive Officer.

5th Paragraph — The other members of the Board of Executive Officers will be replaced when absent or temporarily disabled by another Executive Officer appointed by the Board of Executive Officers. The Executive Officer that is replacing another absent Executive Officer shall cast the vote of the absent Executive Officer, in addition to his own vote.

6th Paragraph — The Executive Officers may attend the meetings of the Board of Executive Officers by conference call, video conferencing or by any other means of communication that allows all Executive Officers to see and/or hear each other. In this case, the Executive Officer shall be considered present at the meeting and minutes shall be drawn up to be signed by all present by the next meeting.

Article 37 — In the event of a vacancy in the position of Chief Executive Officer, Chief Financial Officer, Investor Relations Officer or General Counsel, and until the Board of Directors deliberates on the election for the vacant position, the duties of the vacant position will be assumed by the Executive Officer appointed by the Board of Executive Officers.

Article 38 — Subject to the provisions contained herein, the following shall be necessary to bind the Company: (i) the joint signature of 2 (two) Members of the Board of Directors; (ii) the signature of 1 (one) Member of the Board of Directors together with an attorney-in-fact, or (iii) the signature of 2 (two) attorneys-in-fact jointly invested with specific powers. Service of judicial or extrajudicial notifications will be made to the Member of the Board of Directors appointed by the Board of Directors or a proxy appointed in compliance with this Article.

1st Paragraph — The Company may be represented by only one Executive Officer or one attorney in fact, both in any case duly authorized in compliance with this Article, to perform the following acts:

I — receive and pay amounts owed to and by the Company;

II — issue, negotiate, endorse and discount trade bills related to its sales;

III — sign correspondence that does not create obligations for the Company;

IV — represent the Company in Meetings and shareholders’ meetings of companies in which the Company holds a stake;

V — represent the Company in court, except for acts that result in waiver of rights; and

VI — perform simple administrative routine acts, including with public agencies, mixed capital companies, boards of trade, Labor Courts, INSS (Instituição Nacional de Seguro Social), FGTS (Fundo de Garantia do Tempo de Serviço) and their banks for payment, and others of the same type.

2nd Paragraph — The powers of attorney granted by the Company, which shall be signed by 2 (two) Executive Officers together, shall specify the powers granted and shall have a maximum validity of 1 (one) year, except those with the powers of ad judicia and/or ad judicia et extra clauses and/or power to represent the Company in court or administrative proceedings, which will have a maximum term of indefinite validity.

Article 39 — The Board of Executive Officers, as a collective body, shall be responsible for the following:

i.	establish specific policies and guidelines under the general guidance of the business transactions established by the Board of Directors;
ii.	draft the budget, the manner of its execution and the general plans of the Company, for approval by the Board of Directors;
iii.	examine the proposals of subsidiaries for market development, an investment and budget plan, and submit them to the Board of Directors;
iv.	approve the agenda of proposals of the Company and its subsidiaries to negotiate with the Regulating Body;
v.

examine the management report and accounts of the Board of Executive Officers, as well as the proposal for allocation of net income, submitting them to the Audit Committee, the Independent Auditors and the Board of Directors;

vi.	appoint members of management of the Company’s subsidiaries;
vii.	establish voting guidelines in the Shareholders’ Meeting of subsidiaries and associated companies;
viii.	create, close and change the addresses of branches and offices of the Company;
ix.	deliberate on other matters it deems being of joint authority of the Board, or assigned thereto by the Board of Directors; and
x.	approve the performance of acts under the authority of the Board of Executive Officers approved by the Board of Directors.

1st Paragraph — The Chief Executive Officer will be responsible for convening ex officio or at the request of 2 (two) or more Executive Officers and chairing meetings of the Board of Executive Officers.

2nd Paragraph — The Board meeting shall be convened with the presence of a majority of its members and resolutions will be taken by majority vote of those present.

3rd Paragraph — In the absence of the Chief Executive Officer, the Executive Officer nominated in accordance with Article 36, paragraphs 3 and 4, hereof, shall chair the meeting of the Board of Executive Officers, and the alternate Chief Executive Officer shall not cast a vote.

CHAPTER VI

AUDIT COMMITTEE

Article 40 — The Audit Committee is the supervisory body of the Company’s management, and shall be permanent.

Article 41 — The Audit Committee shall be comprised of 3 (three) to 5 (five) members and an equal number of alternates, elected by the Shareholders’ Meeting, pursuant to law, with the duties, powers and remuneration provided by law.

1st Paragraph — The members of the Audit Committee shall be independent, and to this end, shall meet the following requirements: (i) not be or have been in the past three years, an employee or member of management of the Company or a subsidiary or a company under common control (ii) not receive any direct or indirect remuneration from the Company or a subsidiary or a company under common control, except the remuneration for being a member of the Audit Committee.

2nd Paragraph — The appointment of the members of the Audit Committee shall be subject to their prior execution of the Statement of Consent to the Code of Ethics and the Disclosure and Securities Trading Policies adopted by the Company, as well as compliance with applicable legal requirements.

3rd Paragraph — The members of the Audit Committee, at their first meeting, shall elect the Chairman thereof, who shall comply with the resolutions of the body.

4th Paragraph — The Audit Committee may request the Company to appoint qualified staff to act as secretary and provide technical support.

Article 42 — The term of the members of the Audit Committee shall end at the first Ordinary Shareholders’ Meeting subsequent to its formation.

Article 43 — The Audit Committee shall meet, ordinarily, on a quarterly basis and extraordinarily when required, drawing up the minutes of these meetings in the proper book.

1st Paragraph — The meetings shall be convened by the Chairman of the Audit Committee or by 2 (two) of its members together.

2nd Paragraph — Audit Committee meetings shall be convened with the presence of a majority of its members and decisions shall be taken by majority vote of those present, the Chairman of the Committee having the casting vote in the event of a tie.

3rd Paragraph — The members of the Audit Committee may participate in the Shareholders’ Meetings by conference call, video conference or by any other means of communication that allows all members to see and/or hear each other. In this case, the members of the Audit Committee shall be considered present at the meeting and minutes shall be draw up to be signed by all individuals present by the next meeting.

Article 44 — The members of the Audit Committee shall be replaced, in case of temporary absence or vacancy, by their alternates.

Article 45 — Besides cases of death, resignation, removal and others provided by law, the position is considered vacant when a member of the Audit Committee fails to appear without just cause at 2 (two) consecutive meetings or 3 (three) non-consecutive meetings in the fiscal year.

Sole Paragraph — In the event that there is a vacant position of in the Audit Committee and the alternate does not assume the position, the Shareholders’ Meeting will meet immediately to elect a replacement.

Article 46 — The same provisions of the 2nd Paragraph of Article 26 hereof shall apply to members of the Audit Committee.

CHAPTER VII

PUBLIC OFFERINGS

Section I

Sale of Control

Article 47 — Sale of Control of the Company, either through a single transaction or a series of transactions, shall be undertaken pursuant to a condition precedent that the Purchaser undertakes to carry out a public offering to acquire the common shares of the other Company shareholders, subject to the conditions and terms set forth in applicable law and in these Bylaws, in order to ensure them equal treatment given to the Selling Controlling Shareholder.

Sole Paragraph — For the purposes hereof, the following capitalized terms below shall have the following meanings:

“Controlling Shareholder” — means the shareholder(s) or the Shareholder Group exercising Control over the Company.

“Selling Controlling Shareholder” — means the Controlling Shareholder that is procuring the Sale of Control of the Company.

“Controlling Shares” — means the tranche of shares that directly or indirectly assures to the holder(s) individual and/or shared Control of the Company.

“Outstanding Shares” — means all shares issued by the Company, except shares held by the Controlling Shareholder, held by persons related thereto, held by the Company’s management and treasury shares.

“Purchaser” — means the party to whom the Selling Controlling Shareholder transfers the Controlling Shares in a Sale of Company Control.

“Sale of Company Control” — means remunerated transfer of the Controlling Shares to a third party.

“Shareholder Group” — means the group of people: (i) bound by voting contracts or agreements of any kind, either directly or through subsidiaries, parent companies or under common control; or (ii) among which there is a control relationship; or (iii) under common control.

“Control” — means the power effectively used to direct corporate activities and directly or indirectly guide the operation of the Company’s bodies, in fact or in law, regardless of the equity interest held. There is a presumption regarding control ownership with regard to the party or Shareholder Group holding shares that has assured them an absolute majority of votes of the shareholders present in the 3 (three) recent shareholder meetings of the Company, even if they do not hold shares, to ensure an absolute majority of the voting capital.

“Economic Value” — means the value of the Company and of its shares, to be determined by a specialized company by using a recognized methodology or based on another criterion to be defined by the CVM.

Article 48 — The public offering referred to in Article 47 above shall also be carried out: (i) when there is remunerated assignment of subscription rights of shares and other securities or rights related to securities convertible into shares, which will result in the Sale of Company Control; or (ii) in case of sale of control of the company that possesses Control of the Company, and in this case, the Selling Controlling Shareholder shall be required to declare the value assigned to the Company in this sale and attach documentation supporting this value to BM&FBOVESPA.

Article 49 — The party that acquires Control through a private agreement for the purchase of shares executed with the Controlling Shareholder, involving any number of shares, shall be required to:

(i)	conduct the public offering referred to under Article 47 above;
(ii)

pay, as indicated below, an amount equal to the difference between the public offering price and the amount paid per common share acquired on the stock exchange in the 6 (six) months prior to acquiring Control, duly adjusted for inflation until the date of payment. Such amount shall be distributed among all of the individuals who sold the Company’s common shares in the trading sessions in which the Purchaser made the acquisitions, in proportion to the net daily selling balance of each one, and BM&FBOVESPA shall implement the distribution, pursuant to its regulations; and

(iii)	take appropriate measures to restore the minimum percentage of 25% (twenty five percent) of the Company’s total outstanding shares, within the 6 (six) months following the acquisition of Control.

Article 50 — The Company shall not register any transfer of shares to the Purchaser or to those that may come to hold Control for so long as it (they) do not subscribe the Statement of Consent of the Controlling Shareholders referred to under the Level 1 Listing Regulations.

Article 51 — No shareholders’ agreement that provides for the exercise of Control may be registered at the Company’s headquarters for so long as its signatories have not signed the Statement of Consent of the Controlling Shareholders referred to under Level 1 Listing Regulations.

Sole Paragraph — A shareholders’ agreement on exercising voting rights that conflicts with the provisions hereof shall not be filed by the Company.

Article 52 — In the public offering of shares to be carried out by the Controlling Shareholder or by the Company for cancellation of public company registration, the minimum price to be offered shall correspond to the Economic Value determined in the valuation report prepared pursuant of Article 54 hereof, subject to applicable laws and regulations.

Section II

Cancellation of Registration of a Public Company and Delisting from Markets

Article 53 — If there is a decision to delist from the Level 1 Corporate Governance so that the securities issued thereby start to be traded outside Level 1 Corporate Governance, or due to corporate restructuring, in which the company resulting from such restructuring does not have its securities admitted to trading at Level 1 Corporate Governance within 120 (one hundred twenty) days from the date of the Shareholders’ Meeting approving the transaction, the Controlling Shareholder shall carry out a public offering of the common shares held by the remaining shareholders of the Company, for at least the Economic Value determined in a valuation report prepared pursuant to Article 54, in compliance with legal and regulatory rules.

1st Paragraph — The announcement of the public offering referred to in Articles 47 and 53 above shall be communicated to BM&FBOVESPA and disclosed to the market immediately after the Company’s Shareholders’ Meeting that has approved the delisting or approved such restructuring.

2nd Paragraph — The Controlling Shareholder shall be exempted from carrying out the public offering for acquisition of common shares referred to under the heading of this Article if the Company is delisted from Level 1 Corporate Governance due to the execution of the Company’s participation contract in the special BM&FBOVESPA segment known as Level 2 Corporate Governance (“Level 2”) or in the Novo Mercado (“Novo Mercado”) or if the company resulting from corporate restructuring obtains authorization to trade securities at Level 2 or in the Novo Mercado within 120 (one hundred twenty) days from the date of the Shareholders’ Meeting that approved the transaction.

Article 54 — The valuation reports referred to in this Article shall be prepared by a specialized company with proven experience and independent from any power of decision by the Company, its managers and Controlling Shareholder, in addition to meeting the requirements of the 1st Paragraph of Article 8 of the Corporate Law and includes the responsibility provided for in the 6th Paragraph of the same Article.

1st Paragraph. The choice of the specialized institution or company responsible for determining the Company’s Economic Value shall be made solely at the Shareholders’ Meeting, upon presentation by the Board of Directors of a list of three names, and the respective resolution, not considering blank votes, and considering one vote for each common share, shall be taken by majority vote of the shareholders representing the Outstanding Shares present at that Shareholders’ Meeting, which, if convened upon first call, shall require the presence of shareholders representing at least 20% (twenty percent) of the total Outstanding Shares, or, if when call a second time, may have the presence of any number of shareholders representing the Outstanding Shares.

2nd Paragraph. The costs for preparing the valuation report shall be fully borne by the offering party.

Article 55 — In the event there is no Controlling Shareholder, if there is a decision to delist from the Level 1 Corporate Governance so that the securities issued thereby start to be traded outside Level 1 Corporate Governance, or due to corporate restructuring, in which the company resulting from such restructuring does not have its securities admitted to trading at Level 1 Corporate Governance within 120 (one hundred twenty) days from the date the Shareholders’ Meeting approved the transaction, the delisting will be contingent on the public offering of shares on the same terms provided for in Article 53 above, except as provided in 2nd Paragraph of Article 53 above.

1st Paragraph. Such Shareholders’ Meeting shall define those responsible for the public offering of shares, and such responsible parties must be in attendance at the Shareholders’ Meeting and shall expressly assume the obligation to make the offer.

2nd Paragraph. If those responsible for the public offering of shares have not been defined, in the case of corporate restructuring in which the resulting company does not have its securities admitted to trading on Level 1 Corporate Governance, the shareholders who voted for the corporate restructuring shall conduct such offering.

Article 56. The delisting of the Company from Level 1 Corporate Governance due to noncompliance with the obligations of Level 1 Listing Regulations is subject to a public offering of shares for at least the Economic Value of the shares, to be determined in a valuation report referred to in Article 54 hereof, subject to the applicable laws and regulations.

1st Paragraph. The Controlling Shareholder shall conduct the public offering for acquisition of shares under the heading of this Article.

2nd Paragraph. In the event there is no Controlling Shareholder and if the Company is delisted from Level 1 Corporate Governance because of breach of the obligations under the Level 1 Listing Regulations, by resolution at the Shareholders’ Meeting, the public offering of shares shall be conducted by the shareholders that voted in favor of the resolution that led to the breach.

3rd Paragraph. In the event there is no Controlling Shareholder and the delisting from the Level 1 Corporate Governance referred to in the first paragraph hereof takes place by an act or fact of management, members of the Company’s management shall convene a Shareholders’ Meeting pursuant to Article 123 of the Corporate Law, to make the necessary decisions, the agenda of which shall include deliberation on how to remedy the breach of the obligations under the Level 1 Regulations or, where appropriate, to deliberate on delisting the Company from Level 1 Corporate Governance.

4th Paragraph. If the Shareholders’ Meeting mentioned in the 3rd paragraph above deliberates on the Company being delisted from Level 1 Corporate Governance, such Shareholders’ Meeting shall define those responsible for the public offering of shares referred to above, who shall be in attendance at the Shareholders’ Meeting and shall expressly undertake the obligation to conduct the offering.

Article 57 — The creation of a single public offering of shares is permitted for more than one of the purposes specified in this Article or in the regulations issued by the CVM, provided that it is possible to tailor the procedures of all modalities of the public offering of shares, the parties receiving the offer are not prejudiced and authorization is obtained from the CVM when required by applicable law.

Article 58 — The Company, in the event of a voluntary public offering of shares, or the shareholders, in cases where they are responsible for conducting a public offering of shares provided for herein or in the regulations issued by the CVM, may ensure its execution by any shareholder or third party. The Company or the shareholder, as applicable, is not exempt from the obligation to make the public offering of shares until it is concluded, in compliance with applicable rules.

CHAPTER VIII

FISCAL YEAR AND FINANCIAL STATEMENTS

Article 59 — The fiscal year coincides with the calendar year, starting on January 1 and ending on December 31 of each year, and the Board of Executive Officers at the end of each year shall prepare the Balance Sheet and other financial statements as required by law.

Article 60 — The Board of Directors shall present in the Shareholders’ Meeting, together with the financial statements, the proposal for the allocation of the net income of the fiscal year, as set forth by the provisions herein and the law.

Sole Paragraph — 25% (twenty-five percent) of the adjusted net income shall be mandatorily distributed as dividends, as set forth in Article 62 below.

Article 61 — Dividends shall be paid first to the preferred shareholders up to the predetermined limit, subsequently, common shareholders shall be paid up to the amount paid on preferred shares; the balance shall be apportioned for all the shares, under equal conditions.

Article 62 — After subtracting the accumulated losses from the reserve for payment of income tax and, if applicable, the reserve for management’s stake in the annual earnings, net income will be allocated as follows:

a)             5% (five percent) of net income will be allocated to the legal reserve until it reaches 20% (twenty percent) of the capital stock;

b)             a portion corresponding to at least 25% (twenty five percent) of the adjusted net income in accordance with Article 202, item I of the Corporate Law, shall be used to pay mandatory dividends to shareholders, offsetting the semi-annual and interim dividends that have been declared;

c)              by proposal of the management bodies, a portion corresponding to up to 75% (seventy five percent) of the adjusted net income in accordance with Article 202, item I of the Corporate Law, shall be used to form the Equity Replenishment Reserve, in order to replenish the capital and equity position of the Company, in order to allow for investments and debt reduction; and

d)             the remaining balance will be allocated as approved by the Shareholders’ Meeting.

Sole Paragraph — The balance of the Equity Replenishment Reserve, added to the balances of the other profit reserves, except the realizable profit reserves and reserves for contingencies, may not exceed 100% (one hundred percent) of the capital stock and upon reaching this limit, the Shareholders’ Meeting may deliberate on the use of excess to increase capital stock or on the distribution of dividends.

Article 63 — The Company may, by resolution of the Board of Directors, pay or credit, as dividends, interest on capital pursuant to Article 9, paragraph 7, of Law No. 9,249, dated 12/26/95. The interest paid will be offset against the amount of the mandatory minimum annual dividend due both to shareholders of common shares and of preferred shares.

1st Paragraph — The dividends and interest on capital covered by the first paragraph of this section will be paid at the times and in the manner specified by the Board of Executive Officers, and any amounts that are not claimed within 3 (three) years after the date of the commencement of payouts shall escheat to the company.

2nd Paragraph — The Board of Directors may authorize the Board of Executive Officers to deliberate on the matter of the first paragraph of this Article.

Article 64 — The Company, by resolution of the Board of Directors may, within the legal limits:

(i)             prepare semiannual or shorter period balance sheets and, based thereon, declare dividends; and

(ii)          declare interim dividends from retained earnings or profit reserves in the most recent annual or semiannual balance sheet.

Article 65 — The Company may, by resolution of the Shareholders’ Meeting, within the legal limits and as specified under the Corporate Law, offer profit sharing to its management and employees.

Sole Paragraph — The Company may, by resolution of the Board of Directors, offer profit sharing to workers, as provided by Law No. 10,101/2000.

CHAPTER IX

LIQUIDATION OF THE COMPANY

Article 66 — The Company will be dissolved, entering into liquidation, in the cases provided for by law or by resolution of the Shareholders’ Meeting, which will determine the manner of liquidation and will elect the liquidator and the audit committee for the liquidation period, establishing the respective fees thereof.

Article 67 — The Company’s corporate bodies shall, within the scope of their duties, take all measures necessary to prevent the company from being barred, for breach of the provisions of Article 68 of Law No. 9,472, and its regulations, from directly or indirectly operating telecommunication service concessions or licenses.

CHAPTER X

ARBITRATION

Article 68 — The Company, its shareholders, managers and members of the Audit Committee undertake to resolve through arbitration, before the Market Arbitration Chamber (Câmara de Arbitragem do Mercado), any and all disputes that may arise between them, related to or arising from, in particular, the application, validity, effectiveness, interpretation, breach and its effects of the provisions of the Corporate Law , the Company’s Bylaws, the rules issued by the National Monetary Council, the Central Bank of Brazil and the CVM, as well as other rules applicable to the capital markets in general, besides those included in Level 1 Rules, Arbitration Rules, Sanction Rules and the Participation Agreement in Level 1 Corporate Governance.

Sole Paragraph — Notwithstanding the validity of this arbitration clause, the filing of emergency measures by the Parties, prior to formation of the Arbitral Tribunal, shall be referred to the Support Arbitrator, pursuant to item 5.1 of the Arbitration Rules of the Market Arbitration Chamber.

CHAPTER XI

FINAL AND TEMPORARY PROVISIONS

Article 69 — Exceptionally, the members of the Board of Directors elected on the date of approval hereof by the Company’s Shareholders’ Meeting shall have a combined term of office until the Annual Shareholders’ Meeting approves the financial statements for the year ended December 31, 2017. As of such Meeting, the term of the Board of Directors, even if re-elected, shall be the one set out under Article 23 hereof.

Article 70 — Exceptionally, the members of the Board of Executive Officers elected at the first Meeting of the Board of Directors held after the date of approval hereof by the Company’s Shareholders’ Meeting, shall have a combined term of office until the first meeting of the Board of Directors to be held after the Annual Shareholders’ Meeting to approve the financial statements for the year ended December 31, 2017. As of such meeting, the term of office of the members of the Board of Executive Officers, even if re-elected, will be that which is set out under Article 35, 2nd Paragraph hereof.

Sole Paragraph — Until the Ordinary Shareholders’ Meeting that approves the financial statements for the year ended December 31, 2017, the quorum for the removal of members of the Board shall be majority of the Board of Directors.

Article 71 — The amendment of the Company’s Bylaws approved at the Shareholders’ Meeting held on [=] aims to achieve, earlier than planned, the adoption of high levels of corporate governance practices by Oi, as well as the dispersion of voting rights, in line with the governance commitments made to the market, given that Oi shall continue pursuing the migration of its shareholder base to the Novo Mercado segment of BM&FBOVESPA, always in accordance with desirability and social interest.

Article 72 — Any shareholder of the Company or group of shareholders representing a common interest or bound by a voting agreement that holds or may holds at any time, individually or together, a stake of more than 15% (fifteen percent) of the number of shares into which the voting capital stock of Company is divided, subject to the provisions of 1st Paragraph below, will have their voting rights limited to 15% (fifteen percent) of the number of shares of the Company in which the voting capital stock is divided.

1st Paragraph — The voting restriction provided for under this Article shall be considered terminated and will immediately and irrevocably cease to have any effect with respect to a Company shareholder exercising voting rights, in any of the following cases:

(i)

if, as a result of one or more transactions to increase its capital stock, whether public or private, or a corporate restructuring transaction, there is a dilution of the existing shareholder base on the date of approval hereof, greater than 50% (fifty percent), i.e. when the number of new shares issued in capital increases by private or public subscription is equal to or greater than the number of shares issued on this date (adjusted for any stock splits, reverse splits or similar events);

(ii)

if, as a result of a public offering aiming to acquire all of the Company’s outstanding shares and in which the offering party acquires at least 20% of the outstanding shares, the respective offering party or group of shareholders representing the same interest or bound by a voting agreement to the offering party, starts to hold, alone or together, more than 50% (fifty percent) of the number of shares in which the voting capital stock of the Company is divided; or

(iii)

if, at any time, no shareholder of the Company or group of shareholders representing the same interest or bound by a voting agreement, individually or together, holds more than 15% (fifteen percent) of the number of shares in which the voting capital stock of the Company is divided.

2nd Paragraph — In any of the cases of the 1st Paragraph, the administration will disclose a Material Fact, notifying the market of the termination of the limitation provided in this Article 72.

3rd Paragraph — The restriction set forth in the first paragraph of this Article does not apply to the custodian of shares that have deposited for the purpose of issuing certificates or representative deposits of these shares, but does apply to the holders of certificates or representative deposits of the shares issued by the Company.

4th Paragraph — Votes exceeding the limit established in this Article shall not be calculated in the Shareholders’ Meeting.

5th Paragraph — In calculating the percentage provided for in the first paragraph of this Article, shares held by the shares held by the following parties shall be considered as belonging to the shareholder: (a) third parties in their own name but on behalf of the shareholder; (b) a parent company, subsidiary, affiliate, or under common control of the shareholder; (c) holders of voting rights with whom the shareholder has signed an agreement for the exercise thereof; or (d) members of the administrative and supervisory bodies of the shareholder.

Article 73 — The conversion of preferred shares into common shares approved by the Shareholders’ Meeting held on the same date as approval of these Bylaws shall be conducted at the rate of 0.9211 common share for each preferred share issued by the Company.

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